Filed Pursuant to Rule 433

Registration No. 333-223208

June 14, 2019

FREE WRITING PROSPECTUS

(To Prospectus dated February 26, 2018 and

Prospectus Supplement dated February 26, 2018)

HSBC USA Inc.

Leveraged Participation Securities

▶	Leveraged Participation Securities Linked to the Performance of the Hong Kong Dollar Relative to the U.S. Dollar

▶	Maturity of approximately three years

▶	4.40x upside exposure to any positive return, as measured from the Target Spot Rate of 8.0000, of the Reference Asset (if the Hong Kong dollar weakens relative to the U.S. dollar)

▶	Return of principal if the return of the Reference Asset (as measured from the Target Spot Rate of 8.0000) is zero or negative

▶	All payments on the securities are subject to the credit risk of HSBC USA Inc.

The Leveraged Participation Securities (each a “security,” and collectively, the “securities") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The securities will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities. HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker-dealers or will offer the securities directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-14 of this document.

Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page FWP-7 of this document and page S-1 of the accompanying prospectus supplement.

The Estimated Initial Value of the securities on the Pricing Date is expected to be between $960.00 and $997.50 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-4 and “Risk Factors” beginning on page FWP-7 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per security	$1,000.00
Total

1 HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.25% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-14 of this document.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Leveraged Participation Securities Linked to the Performance of the Hong Kong Dollar Relative to the U.S. Dollar

Indicative Terms*

Principal Amount	$1,000 per security
Reference Asset	The Spot Rate (“USD/HKD”) as defined below.
Term	Approximately 3 years
Upside Participation Rate	440% (4.40x) exposure to any positive Reference Currency Return.
Reference Currency Return	Final Spot Rate – Target Spot Rate Target Spot Rate
Payment at Maturity per Security

If the Reference Currency Return is greater than zero, you will receive:

$1,000 + [$1,000 × (Reference Currency Return × Upside Participation Rate)].

If the Reference Currency Return is less than or equal to zero, you will receive $1,000.

This means that if the Reference Currency Return is zero or negative, you will not receive any positive return on your investment.

Spot Rate	The Spot Rate means the mid spot exchange rate USD/HKD (expressed as the number of Hong Kong dollars per one U.S. dollar) as displayed on Bloomberg Page BFIX (or its successor) under the heading 'Mid' in respect of the 3:00 p.m. Tokyo Time fixing on the relevant expiry date. The Spot Rate is subject to the provisions set forth under “Unavailability of the Spot Rate; Market Disruption Events” below.
Target Spot Rate	8.0000. The Target Spot Rate was not set based on the Spot Rate on the Pricing Date and is not expected to equal the Spot Rate on the Pricing Date.
Final Spot Rate	The Spot Rate on the Final Valuation Date, as determined by the Calculation Agent in its sole discretion.
Pricing Date	June 14, 2019
Trade Date	June 14, 2019
Original Issue Date	June 19, 2019
Final Valuation Date	June 15, 2022
Maturity Date	June 20, 2022
CUSIP/ISIN	40435UNY6 / US40435UNY63

* As more fully described on page FWP-4.

The Securities

The securities are designed for investors who believe that the Hong Kong dollar will weaken in value against the U.S. dollar over their term, meaning that the Spot Rate will increase and be greater than 8.0000. If the Final Spot Rate is greater than the Target Spot Rate (that is, if the Hong Kong dollar weakens relative to the U.S. dollar), you will participate in the return of the Reference Asset, as measured from the Target Spot Rate, at a rate of 440% (4.40x). If the Final Spot Rate is equal to or less than the Target Spot Rate, you will receive $1,000 per security.

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Payoff Example

The table at the right shows the hypothetical payout profile of an investment in the securities assuming an Upside Participation Rate of 440% (4.40x).

Historical Performance of the Reference Asset

The following graph sets forth the historical performance of the Reference Asset based on exchange rates of the Hong Kong dollar relative to the U.S. dollar from June 13, 2009 through June 13, 2019. The USD/HKD exchange rate on June 13, 2019 was 7.8287. We obtained the exchange rates below from the Bloomberg Professional® service (“Bloomberg”). We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg. The exchange rates displayed in the graph below are for illustrative purposes only and do not form part of the calculation of the Spot Rate or the Reference Currency Return.

The historical exchange rates should not be taken as an indication of its future performance, and no assurance can be given as to the Spot Rate on the Final Valuation Date. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your investment.

Source: Bloomberg

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HSBC USA Inc.
Leveraged Participation Securities

Linked to the Performance of the Hong Kong Dollar Relative to the U.S. Dollar

This document relates to an offering of Leveraged Participation Securities. The securities will have the terms described in this document and the accompanying prospectus supplement. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described in this document shall control. You should be willing to forgo interest payments during the term of the securities and, if the Reference Currency Return is zero or negative, receive your principal only.

This document relates to an offering of securities linked to the performance of the Hong Kong dollar relative to the U.S. dollar. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset, as described below. The following key terms relate to the offering of securities:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per security
Reference Asset:	The Spot Rate (“USD/HKD”) as described below.
Trade Date:	June 14, 2019
Pricing Date:	June 14, 2019
Original Issue Date:	June 19, 2019
Final Valuation Date:	June 15, 2022, subject to adjustment as described below.
Maturity Date:	3 business days after the Final Valuation Date, and expected to be June 20, 2022. The Maturity Date is subject to further adjustment as described below under “Unavailability of the Spot Rate; Market Disruption Events.”
Payment at Maturity:	On the Maturity Date, for each security, we will pay you the Final Settlement Value.
Reference Currency Return:	The quotient, expressed as a percentage, calculated as follows: Final Spot Rate – Target Spot Rate Target Spot Rate
Final Settlement Value:

If the Reference Currency Return is greater than zero, you will receive:

$1,000 + [$1,000 × (Reference Currency Return × Upside Participation Rate)].

If the Reference Currency Return is equal to or less than zero, you will receive $1,000.

This means that if the Reference Currency Return is zero or negative, you will not receive any positive return on your investment.

Upside Participation Rate:	440% (4.40x)
Spot Rate:

The Spot Rate means the mid spot exchange rate USD/HKD (expressed as the number of Hong Kong dollars per one U.S. dollar) as displayed on Bloomberg Page BFIX (or its successor) under the heading 'Mid' in respect of the 3:00 p.m. Tokyo Time fixing on the relevant expiry date. The Spot Rate is subject to the provisions set forth under “Unavailability of the Spot Rate; Market Disruption Events” below.

The Spot Rate will decrease when the Hong Kong dollar increases in value against the U.S. dollar, and will increase when the Hong Kong dollar decreases in value against the U.S. dollar.

Target Spot Rate:	8.0000. The Target Spot Rate was not set based on the Spot Rate on the Pricing Date and is not expected to equal the Spot Rate on the Pricing Date.
Final Spot Rate:	The Spot Rate on the Final Valuation Date, as determined by the Calculation Agent in its sole discretion.
Estimated Initial Value:	The Estimated Initial Value of the securities will be less than the price you pay to purchase the securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.”
Form of Securities:	Book-Entry
Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.
CUSIP/ISIN	40435UNY6 / US40435UNY63

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the securities.

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GENERAL

This document relates to a single offering of securities linked to the Reference Asset. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of securities relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any investment with exposure to fluctuations in the Reference Asset or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated February 26, 2018 and the prospectus supplement dated February 26, 2018. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement and prospectus, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-7 of this document and page S-1 of the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

We are using this document to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

PAYMENT AT MATURITY

On the Maturity Date, for each security you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

▪	If the Reference Currency Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Currency Return × Upside Participation Rate)].

▪	If the Reference Currency Return is equal to or less than zero, you will receive a cash payment of $1,000 per $1,000 Principal Amount on the Maturity Date.

Under these circumstances, you will only receive the Principal Amount of your securities if the Reference Currency Return is equal to or less than zero, subject to the credit risk of HSBC. You should be aware that if the Reference Currency Return is equal to or less than zero, you will not receive any positive return on your investment.

Interest

The securities will not pay interest.

Business Day

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Trading Day

A day, other than a Saturday or Sunday, on which the Calculation Agent determines that the principal currency markets for the Reference Asset are open for trading.

Payment When Offices or Settlement Systems Are Closed

If any payment is due on the securities on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the securities.

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INVESTOR SUITABILITY

The securities may be suitable for you if:

▶	You seek an investment with an enhanced return linked to the potential increase in the Spot Rate and you believe that the Spot Rate will increase over the term of the securities.

▶	You are willing to merely receive your principal when the Reference Currency Return is equal to or less than 0%.

▶	You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You do not seek current income from your investment.

▶	You do not seek an investment for which there is an active secondary market.

▶	You are willing to hold the securities to maturity.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

The securities may not be suitable for you if:

▶	You believe that the Reference Currency Return will be negative or that the Reference Currency Return will not be sufficiently positive to provide you with your desired return.

▶	You are unwilling to merely receive your principal when the Reference Currency Return is equal to or less than 0%.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You seek current income from your investment.

▶	You seek an investment for which there will be an active secondary market.

▶	You are unable or unwilling to hold the securities to maturity.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement. Investing in the securities is not equivalent to investing directly in the Hong Kong dollar and the U.S. dollar. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus supplement and prospectus.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your return on the securities may be zero.

The securities do not pay interest, and do not guarantee any positive return. If the Reference Currency Return is equal to or less than 0%, your Payment at Maturity will be $1,000 per security. Your return on the securities may be less than the return on a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

Credit risk of HSBC USA Inc.

The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

Currency markets may be volatile.

Currency markets may be highly volatile. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the value of the Reference Asset on the Final Valuation Date, and therefore, the value of your securities.

Legal and regulatory risks.

Legal and regulatory changes could adversely affect exchange rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to exchange rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Reference Asset and, consequently, the value of the securities.

If the liquidity of the Reference Asset is limited, the value of the securities would likely be impaired.

Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity of the Reference Asset on the Final Valuation Date would likely have an adverse effect on the Final Spot Rate, and therefore, on the return on your securities. Limited liquidity relating to the Reference Asset may also result in HSBC USA Inc. or one of its affiliates, as Calculation Agent, being unable to determine the Final Spot Rate using its normal means. The resulting discretion by the Calculation Agent in determining the Final Spot Rate could, in turn, result in potential conflicts of interest.

We have no control over the exchange rate between the Hong Kong dollar and the U.S. dollar.

Foreign exchange rates can either float or be fixed by sovereign governments. Exchange rates of the currencies used by most economically developed nations or regions are permitted to fluctuate in value relative to the U.S. dollar and to each other. However, from time to time, governments may use a variety of techniques, such as intervention by a central bank, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these government actions could adversely affect an investment in the securities which are affected by the exchange rate between the Hong Kong dollar and the U.S. dollar.

The securities are exposed to a single emerging markets currency and therefore expose you to significant non-diversified currency risk.

An investment in the securities is subject to risk of significant adverse fluctuations in the performance of a single emerging market currency, the Hong Kong dollar, relative to the U.S. dollar. As an emerging markets currency, the Hong Kong dollar is subject to an increased risk

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of significant adverse fluctuations in value. Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the issuing countries, which may negatively affect the value of the securities. The exchange rate between the Hong Kong dollar and the U.S. dollar may also be influenced by political or economic developments in the People’s Republic of China or elsewhere and by macroeconomic factors and speculative actions.

The Hong Kong dollar is freely convertible into other currencies (including the U.S. dollar). From October 1983 to May 2005, Hong Kong maintained a fixed-rate system which fixed the rate of exchange to HK$7.80 per US$1.00. The central element in the arrangements that gave effect to this link was an agreement between the Hong Kong government (through the Hong Kong Monetary Authority, or HKMA) and the three Hong Kong banks that were authorized to issue Hong Kong currency in the form of banknotes. Pursuant to two convertibility undertakings, the HKMA undertakes to buy U.S. dollars from licensed banks at the rate of HK$7.75 per US$1.00 if the market exchange rate for Hong Kong dollars is higher than such rate and to sell U.S. dollars at HK$7.85 per US$1.00 if the market exchange rate for Hong Kong dollars is lower than such rate. If the market exchange rate is between HK$7.75 and HK$7.85 per US$1.00, the HKMA may choose to conduct market operations with the aim of promoting the smooth functioning of the money market and the foreign exchange market. Although the market exchange rate of the Hong Kong dollar against the U.S. dollar continues to be influenced by the forces of supply and demand in the foreign exchange market, the rate has not deviated significantly from the level of HK$7.80 per US$1.00. No assurance can be given that the Hong Kong government will maintain the link at HK$7.75 to HK$7.85 per US$1.00 or at all. A number of factors could affect the fixed-rate system, including the need to address social unrest. In addition, foreign exchange reforms in the People’s Republic of China and the offshore renminbi market may challenge the Hong Kong dollar’s purpose as a store of value.

The securities are subject to currency exchange risk.

Foreign currency exchange rates vary over time, and may vary considerably during the term of the securities. The relative values of the U.S. dollar and the Hong Kong dollar are at any moment a result of the supply and demand for such currencies. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political developments in other relevant countries. Of particular importance to currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments in the United States and Hong Kong between each economy and its major trading partners; and

•	the extent of governmental surplus or deficit in the United States and Hong Kong.

Each of these factors, among others, are sensitive to the monetary, fiscal and trade policies pursued by the United States, Hong Kong, and those of other countries important to international trade and finance.

The amount payable on the securities is not linked to the value of the Reference Asset at any time other than on the Final Valuation Date.

The Final Spot Rate will be based on the Spot Rate on the Final Valuation Date, subject to postponement for unavailability of a Spot Rate and certain market disruption events. Even if the Spot Rate increases (that is, the Hong Kong dollar weakens against the U.S. dollar) prior to the Final Valuation Date but then decreases (that is, the Hong Kong dollar strengthens against the U.S. dollar) on the Final Valuation Date to a value that is less than the Target Spot Rate, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the Spot Rate prior to such decrease. Although the actual value of the Hong Kong dollar relative to the U.S. dollar on the stated Maturity Date or at other times during the term of the securities may be higher than the Final Spot Rate, the Payment at Maturity will be based solely on the Spot Rate of the Reference Asset on the Final Valuation Date.

The Target Spot Rate will be used to calculate the Reference Currency Return.

The Target Spot Rate will be used to determine the Reference Currency Return and your return on your securities. The Target Spot Rate was not set based on the Spot Rate on the Pricing Date and is not expected to equal the Spot Rate on the Pricing Date. The Reference Currency Return and your return on the securities, each as calculated as set forth herein based on the Target Spot Rate, may be less favorable than if they were calculated based on the Spot Rate on the Pricing Date.

The securities will not bear interest.

As a holder of the securities, you will not receive interest payments.

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We or our affiliates may provide potentially inconsistent research, opinions or recommendations.

HSBC or its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the exchange rate between the Hong Kong dollar and the U.S. dollar, and therefore, the market value of the securities.

The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the securities.

The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.

The Estimated Initial Value of the securities will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We will determine the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

The price of your securities in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

If we were to repurchase your securities immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the securities.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the securities based on changes in market conditions and other factors that cannot be predicted.

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The securities lack liquidity.

The securities will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the securities in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the securities.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the securities, including acting as Calculation Agent and hedging its obligations under the securities. In performing these duties, the economic interests of the Calculation Agent and other affiliates of HSBC are potentially adverse to your interests as an investor in the securities. Although the Calculation Agent will make all determinations and take all actions in relation to the securities in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your securities. HSBC and the Calculation Agent are under no obligation to consider your interests as a holder of the securities in taking any corporate actions or other actions, including the determination of the Spot Rate, that might affect the value of the Reference Asset and your securities.

Historical performance of the Reference Asset should not be taken as an indication of its future performance during the term of the securities.

It is impossible to predict whether the Spot Rate for the Reference Asset will rise or fall. The Spot Rate will be influenced by complex and interrelated political, economic, financial and other factors.

Market disruptions may adversely affect your return.

The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from valuing the Reference Asset or determining the Spot Rate in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the securities. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of the Reference Asset. If the Calculation Agent, in its sole discretion, determines that any of these events occurs, the Calculation Agent will determine the Spot Rate and the Reference Currency Return in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your securities. For example, if the source for the Spot Rate is not available on the Final Valuation Date, the Calculation Agent may determine the Spot Rate for that date, and such determination may adversely affect the return on your securities.

Many economic and market factors will impact the value of the securities.

In addition to the Spot Rate of the Reference Asset on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the actual and expected exchange rates and volatility of the exchange rates between the Hong Kong dollar and the U.S. dollar;

•	the time to maturity of the securities;

•	interest and yield rates in the market generally and in the markets of the Reference Asset and the U.S. dollar;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Uncertain tax treatment.

We intend to treat the securities as contingent payment debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the securities, you agree to treat the securities as contingent payment debt instruments for all U.S. federal income tax purposes. Assuming the securities are treated as contingent payment debt instruments, a U.S. holder will be required to include original issue discount in gross income each year, even though no payments will be made on the securities until maturity.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Reference Asset relative to its Target Spot Rate. We cannot predict the Final Spot Rate. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or the return on your securities. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including such a security issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Final Settlement Value on a $1,000 investment in the securities for a hypothetical range of Reference Currency Returns from -99.99% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Securities” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value per $1,000 Principal Amount to $1,000. The potential returns described here assume that your securities are held to maturity. You should consider carefully whether the securities are suitable to your investment goals. The following table and examples assume the following:

▶	Principal Amount:	$1,000

▶	Target Spot Rate:	8.0000

▶	Upside Participation Rate:	440%

Hypothetical Final Spot Rate	Hypothetical Reference Currency Return	Hypothetical Final Settlement Value	Hypothetical Return on the Securities
16.0000	100.00%	$5,400.00	440.00%
14.4000	80.00%	$4,520.00	352.00%
12.8000	60.00%	$3,640.00	264.00%
12.0000	50.00%	$3,200.00	220.00%
11.2000	40.00%	$2,760.00	176.00%
10.4000	30.00%	$2,320.00	132.00%
9.6000	20.00%	$1,880.00	88.00%
8.8000	10.00%	$1,440.00	44.00%
8.4000	5.00%	$1,220.00	22.00%
8.0000	0.00%	$1,000.00	0.00%
7.6000	-5.00%	$1,000.00	0.00%
7.2000	-10.00%	$1,000.00	0.00%
6.4000	-20.00%	$1,000.00	0.00%
5.6000	-30.00%	$1,000.00	0.00%
4.8000	-40.00%	$1,000.00	0.00%
4.0000	-50.00%	$1,000.00	0.00%
3.2000	-60.00%	$1,000.00	0.00%
1.6000	-80.00%	$1,000.00	0.00%
0.0008	-99.99%	$1,000.00	0.00%

FWP-11

The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the securities.

Example 1: The Reference Currency Return is 10.00%.

Reference Currency Return:	10.00%
Final Settlement Value:	$1,440.00

Because the Reference Currency Return is positive, the Final Settlement Value would be $1,440.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Currency Return × Hypothetical Upside Participation Rate)]

= $1,000 + [$1,000 × (10.00% × 440%)]

= $1,440.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Reference Currency Return multiplied by 440% when the Reference Currency Return is positive.

Example 2: The Reference Currency Return is -30.00%.

Reference Currency Return:	-30.00%
Final Settlement Value:	$1,000.00

Because the Reference Currency Return is less than zero, the Final Settlement Value would be $1,000.00 per $1,000 Principal Amount.

Example 2 shows that you will receive $1,000 per security when the Reference Currency Return is equal to or less than 0%.

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HISTORICAL PERFORMANCE OF THE REFERENCE ASSET

The following graph sets forth the historical performance of the Reference Asset based on exchange rates of the Hong Kong dollar relative to the U.S. dollar from June 13, 2009 through June 13, 2019. The USD/HKD exchange rate on June 13, 2019 was 7.8287. We obtained the exchange rates below from the Bloomberg Professional® service (“Bloomberg”). We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg. The exchange rates displayed in the graph below are for illustrative purposes only and do not form part of the calculation of the Spot Rate or the Reference Currency Return.

The historical exchange rates should not be taken as an indication of future performance, and no assurance can be given as to the exchange rate on the Final Valuation Date. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your investment. The exchange rates in the graph below were the rates reported by Bloomberg and may not be indicative of its performance using the Spot Rates of the Reference Asset that will be derived from the applicable page set forth above.

Source: Bloomberg

THE SPOT RATE

The Spot Rate means the mid spot exchange rate USD/HKD (expressed as the number of Hong Kong dollars per one U.S. dollar) as displayed on Bloomberg Page BFIX (or its successor) under the heading 'Mid' in respect of the 3:00 p.m. Tokyo Time fixing on the relevant expiry date. The Spot Rate is subject to the provisions set forth under “Unavailability of the Spot Rate; Market Disruption Events” below.

UNAVAILABILITY OF THE SPOT RATE; MARKET DISRUPTION EVENTS

If the Spot Rate is unavailable (including being published in error, as determined by the Calculation Agent in its sole discretion), the Spot Rate for the Reference Asset shall be selected by the Calculation Agent in good faith and in a commercially reasonable manner.

In addition to the foregoing, the Calculation Agent may, in its sole discretion, determine that an event has occurred that prevents us or our affiliates from properly hedging our obligations under the securities or prevents the Calculation Agent from valuing the Reference Asset in the manner provided for herein. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of the Reference Asset. If the Calculation Agent, in its sole discretion, determines that any of these events has occurred or is occurring on the Final Valuation Date, the Calculation Agent may determine the Final Spot Rate in good faith and in a commercially reasonable manner on such date, or, in the discretion of the Calculation Agent, may determine to postpone the Final Valuation Date and the Maturity Date for up to five scheduled trading days, each of which may adversely affect the return on your securities. If the Final Valuation Date has been postponed for five consecutive scheduled trading days and a market disruption event continues on the fifth scheduled trading day, then that fifth scheduled trading day will nevertheless be the Final Valuation Date and the Calculation Agent will determine the Final Spot Rate in good faith and in a commercially reasonable manner on that date. If the Final Valuation Date is postponed, the Maturity Date will be the third business day following the postponed Final Valuation Date.

If the Maturity Date is not a business day, the amounts payable on the securities will be paid on the next following business day and no interest will be paid in respect of such postponement.

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EVENTS OF DEFAULT AND ACCELERATION

If the securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the securities, the Calculation Agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in this document. In that case, the business day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Currency Return (including the Final Spot Rate). The accelerated Maturity Date will be the third business day following the accelerated Final Valuation Date.

If the securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the securities. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the securities from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers, or will offer the securities directly to investors. HSBC Securities (USA) Inc. proposes to offer the securities at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.25% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the securities.

We expect that delivery of the securities will be made against payment for the securities on or about the Original Issue Date set forth above, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider the matters set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities. We intend to take the position that the “denomination currency” (as defined in the applicable Treasury regulations) of the securities is the U.S. dollar and, accordingly, we intend to treat the securities as contingent payment debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the securities, you agree to treat the securities as contingent payment debt instruments for all U.S. federal income tax purposes and, in the opinion of Mayer Brown LLP, special U.S. tax counsel to us, it is reasonable to treat the securities as contingent payment debt instruments. Assuming the securities are treated as contingent payment debt instruments, a U.S. holder will be required to include original issue discount (“OID”) in gross income each year, even though no payments will be made on the securities until maturity.

Based on the factors described in the section, “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes,” in order to illustrate the application of the noncontingent bond method to the securities, we have estimated that the comparable yield of the securities, solely for U.S. federal income tax purposes, will be 2.38% per annum (compounded annually). Further, based upon the method described in the section, “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” and based upon the estimate of the comparable yield, we have estimated that the projected payment schedule for securities that have a Principal Amount of $1,000 and an issue price of $1,000 consists of a single payment of $1,073.33 at maturity.

Based upon the estimate of the comparable yield, a U.S. holder that pays taxes on a calendar year basis, buys a security for $1,000, and holds the security until maturity will be required to pay taxes on the following amounts of ordinary income in respect of the securities in each year:

Year	OID
2019	$12.72
2020	$24.10
2021	$24.68

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2022	$11.84

However, the ordinary income reported in the taxable year the securities mature will be adjusted to reflect the actual payment received at maturity. U.S. holders should also note that the actual comparable yield and projected payment schedule may be different than as provided in this summary depending upon the actual term of the securities and market conditions on the date the securities are issued. U.S. holders may obtain the actual comparable yield and projected payment schedule as determined by us by submitting a written request to: Structured Equity Derivatives – Structuring HSBC Bank USA, National Association, 452 Fifth Avenue, 10th Floor, New York, NY 10018. A U.S. holder is generally bound by the comparable yield and the projected payment schedule established by us for the securities. However, if a U.S. holder believes that the projected payment schedule is unreasonable, a U.S. holder must determine its own projected payment schedule and explicitly disclose the use of such schedule and the reason the holder believes the projected payment schedule is unreasonable on its timely filed U.S. federal income tax return for the taxable year in which it acquires the securities

The comparable yield and projected payment schedule are not provided for any purpose other than the determination of a U.S. holder’s interest accruals for U.S. federal income tax purposes and do not constitute a projection or representation by us regarding the actual yield on a security. We do not make any representation as to what such actual yield will be.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the securities might differ from the treatment described above. You should carefully consider the discussion of all potential tax consequences as set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

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TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, prospectus supplement and prospectus is correct on any date after their respective dates.

$

Leveraged Participation
Securities Linked to the
Performance of the Hong Kong
Dollar Relative to the U.S. Dollar

June 14, 2019

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-5
Payment at Maturity	FWP-5
Investor Suitability	FWP-6
Risk Factors	FWP-7
Illustrative Examples	FWP-11
Historical Performance of the Reference Asset	FWP-13
The Spot Rate	FWP-13
Unavailability of the Spot Rate; Market Disruption Events	FWP-13
Events of Default and Acceleration	FWP-14
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-14
U.S. Federal Income Tax Considerations	FWP-14

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-10
Description of Notes	S-12
Use of Proceeds and Hedging	S-36
Certain ERISA Considerations	S-37
U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution (Conflicts of Interest)	S-61

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	36
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	41
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58